Personal Account Dealing and

Private Investments Policy

Owner: Employee Compliance

Next Review Date: April 2024

Effective from: April 2023

Contents

Contents		1

Most Recent Changes		2

1	Summary Statement	3

2	Scope	3

3	Applicable Regulations	3

4	Relevant Policies and Procedures	3

5	Securities Dealing Accounts	3

6	Reporting	4

7	Pre-Clearance of Securities Transactions	5

8	Investment and Trading Restrictions	6

9	Prohibition on Certain Activities	8

10	Private Investments	10

11	Compliance Declarations and Certifications	12

12	Cessation of Employment and Temporary Leave	12

13	Violations of this Policy	12

14	Monitoring For Effectiveness and/or Reporting Requirements	12

15	Roles and Responsibilities	12

16	Exempt Individuals	13

17	Policy Exceptions	13

18	Record Keeping	13

19	Changes to this Policy	13

20	Definitions	14

21	Approval, Responsibility and Review Schedule	18

Most Recent Changes

Date	Amendments
April 2023	Establishment of policy for the applicable business activities of BlueBay Asset Management LLP that will be combined with RBC Global Asset Management (UK) Limited upon legal integration of those activities with RBC Global Asset Management (UK) Limited

1	Summary Statement

This Personal Account Dealing and Private Investments Policy (the “Policy”) establishes the minimum standards to be followed by all Employees of RBC BlueBay UK in connection with their personal account transactions and Private Investments.

This Policy has been adopted to ensure adequate arrangements are in place to manage any actual or potential Conflicts of Interest that may arise from an Employee’s personal account dealing and private investment activity.

2	Scope

This Policy applies to all Employees, subject to section 16 – Exempt Individuals, as well as their Related Persons and certain other persons by virtue of their relationship with the Employee or RBC BlueBay UK. Employees are therefore responsible for notifying these individuals of their responsibilities under this Policy. Full definitions can be found in section 20.

Any questions concerning the scope of this Policy should be directed to Employee Compliance and/or RBC BlueBay Compliance.

2.1	Amended Application of this Policy for BlueBay Technology Users

Employees who are BlueBay Technology Users are required to use FIS Protegent Personal Trading Assistant (PTA), an online application, for all personal account dealing activity. The system is referred to internally as the “Code of Ethics System” and can be accessed on BlueBay’s technology platform via the Intranet. All pre-clearance requests, disclosures, reporting, and certifications required in accordance with this Policy must be submitted in the Code of Ethics System by BlueBay Technology Users. Specific guidance has been provided in this Policy for requesting pre-clearance for Securities Transactions and Private Investments. For further guidance please contact RBC BlueBay Compliance. RBC BlueBay Compliance will provide Employee Compliance with all relevant information as required for complying with this Policy and applicable regulatory requirements.

3	Applicable Regulations

•	FCA Handbook including COBS 11.7 Personal account dealing

•	Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended

•	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940, as amended

•	SEC 17 CFR Parts 270, 275 and 279

•	NFA Compliance Rule 2-9

4	Relevant Policies and Procedures

This Policy should be read in conjunction with the following RBC BlueBay UK and RBC enterprise policies:

•	RBC BlueBay Code of Ethics

•	RBC Code of Conduct

•	RBC BlueBay Market Abuse Policy

•	RBC Enterprise-Wide Personal Trading Policy

•	RBC Enterprise-Wide Policy on Inside Information and Information Barriers

5	Securities Dealing Accounts

5.1	Disclosure of Securities Dealing Accounts

Upon joining RBC BlueBay UK, Employees are required to disclose the existence of all Employee and Related Accounts within thirty (30) calendar days of their start date in MyComplianceOffice (MCO). Thereafter, Employees must promptly disclose any new Employee and Related Accounts in MCO and advise Employee Compliance of any account closures.

Digital Wallets used to facilitate transactions between users and merchants including Bitcoin and/or other Crypto-Currency payment systems do not need to be disclosed provided an RBC email address is not used to register the account.

5.2	Maintaining Securities Dealing Accounts at Permitted Firms

Employee Accounts must be held at a Permitted Firm. The list of Permitted Firms can be found in section 20 – Definitions.

From 1 April 2023 Employees (including contract Employees who will be with the firm for twelve (12) months or more) who have Employee Accounts maintained at a non-Permitted Firm are required to close or transfer such accounts to a Permitted Firm within 90 calendar days of commencing employment. From 1 July 2023, this period will revert to 30 calendar days of commencing employment. (Employees must comply with the pre-clearance requirements in this Policy if the transfer of a holding is executed on the market.)

Exceptions:

Exceptions to this requirement should be requested only in the most unusual and compelling circumstances and may be granted only with the consent of the Employee’s line manager and Compliance.

Employees should note that existing managed SIPPs and Child Trust Funds and Employee Share Schemes in place prior to becoming an Employee do not need to be transferred to a Permitted Firm, however they remain subject to the rules set out in this Policy. For the avoidance of doubt, all new Employee Accounts should be opened with a Permitted Firm.

5.3	Related Accounts

Related Accounts do not need to be held at a Permitted Firm but must be disclosed to Employee Compliance via MCO, and quarterly statements must be provided in accordance with this Policy.

5.4	Discretionary Accounts

Discretionary Accounts do not need to be held at a Permitted Firm and quarterly statements are not required for these accounts. However, they must be disclosed in MCO and a letter of confirmation provided from the financial institution managing the account must be sent to Employee Compliance at the point of disclosure or soon after, confirming the Employee does not have authority to trade on the account and the portfolio/investment manager will not accept or act upon instructions from the Employee when trading on behalf of the account.

6	Reporting

6.1	Reporting for Permitted Firm Accounts (incl. RBC Fidelity Pension Plans holding RBC GAM Funds)

Permitted Firms offer RBC a “live feed” service which provides Employee Compliance with oversight of all holdings and transaction activity occurring within those accounts. Employees (and Related Persons if applicable) must provide consent directly to the Permitted Firm for their accounts to be added to the live feed. Instructions for this are available from Employee Compliance and will be provided when Employee and/or Related Accounts are disclosed.

6.2	New Joiners with Non-Permitted Firm Accounts

Upon joining RBC BlueBay UK, Employees must provide Employee Compliance with a holdings statement for any Employee and/or Related Accounts that are not held at a Permitted Firm. The holdings must be current as of the date of joining RBC BlueBay UK but, in any event, must be current as of a date not more than forty-five (45) calendar days prior to disclosure.

6.3	Quarterly Reporting for Non-Permitted Firm Accounts

For Employee and/or Related Accounts not held with a Permitted Firm, Employees must provide detailed quarterly statements to Employee Compliance within thirty (30) calendar days of the quarterly reporting date. The statements must include a transaction history covering the quarter, and a holdings statement which is current as of the end of the quarter.

7	Pre-Clearance of Securities Transactions

7.1	Pre-Clearance Process

Subject to certain exceptions set out in section 7.5 – Exceptions to Pre-Clearance Requirements, any Securities Transaction made in an Employee Account (including a Related Account over which the Employee has influence, trading authorisation or control) is subject to a pre-clearance process.

Pre-clearance is also required for all transfers in kind between tax sheltered retirement accounts and non-retirement accounts. However, securities may be transferred between like accounts at any time as long as the total number of securities owned (directly or beneficially) or controlled does not change and the transfer is not executed on the market. Pre-clearance is required for all other transfers of securities including all donations of securities.

Pre-clearance will remain in force for the trading day it was granted. Orders must be placed, instructed and executed on the same trading day that pre-clearance was granted.

Where pre-clearance review is performed by a team based in a different jurisdiction to the Employee submitting the request, and pre-clearance is received outside of local market hours, pre-clearance will remain in force for the next trading day. In such cases, orders must be placed, instructed and executed no later than the next trading day.

7.1.1	RBC GAM Technology Users

Employees who are RBC GAM Technology Users are required to submit pre-clearance requests to their Line Manager, the Investment Policy team, and Employee Compliance via MCO. Investment Policy will check pre-clearance requests against the Restricted List and open orders.

Employees must only execute their trade request once pre-clearance has been approved by Employee Compliance via MCO.

7.1.2	Members of the GAM Canada Global Fixed Income and Currency Team Based in London

Members of the GAM Canada Global Fixed Income and Currency Team based in London are subject to dual pre-clearance from both Employee Compliance and GAM Canada Compliance. Employee Compliance will forward any pre-clearance request received from these Employees to GAM Canada Compliance for review before confirming pre-clearance. As such, pre-clearance requests should be made in good time to allow the full approval process to complete.

Furthermore, members of the GAM Canada Global Fixed Income and Currency Team based in London who are subject to the GAM Canada and RBC BlueBay UK Personal Account Dealing Policies are prohibited from trading individual securities. For more information, please refer to Canadian RBC GAM Personal Trading Policy.

7.1.3	BlueBay Technology Users

Employees who are BlueBay Technology Users are required to:

1.	Request pre-clearance from their Line Manager on email; and

2.	If approval is granted, submit pre-clearance request in the Code of Ethics System attaching the approval email.

Investment Policy will check pre-clearance requests against the Restricted List and open orders. Employees will receive an automated email notification from the Code of Ethics System once their pre-clearance has been approved or denied. Employees must only execute their trade request once they have received approval.

7.2	Exceptions to Pre-Clearance Requirements

Pre-clearance is not required for the following Security types:

•	Open-ended mutual funds and open-ended investment companies (closed-ended mutual funds and closed-ended investment companies require pre-clearance);

•	Exchange Traded Funds (ETFs);

•	Commodities and commodity-based ETFs;

•	Stock or commodity market indexes or instruments;

•	Unit Investment Trusts and Unit Trusts (Investment Trusts require pre-clearance);

•	Broad based Exchange Traded Notes (ETNs);

•	US Treasury securities and UK Gilts issued by the HM Treasury;

•	US Government agency mortgages and debt;

•	Foreign exchange spot;

•	Money market securities/funds;

•

Securities acquired under issuer dividend reinvestment plans, provided the dividends are reinvested in the same issuer and pre-clearance approval is obtained before the Employee sets up the plan agreement;

•	Variable and fixed annuities;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper;

•	Trades in Discretionary Accounts or Related Accounts over which the Employee has no direct or indirect influence, trading authorisation or control;

•	Cash ISAs; and

•	Buying and selling digital assets, converting government-run currencies into digital assets, sending or securing digital assets in a wallet.

Please note: it is prohibited for any third party, including a relative or close family member to undertake a transaction as a means of enabling an Employee to circumvent any of the requirements of the RBC Enterprise Control Standard for Personal Trading, this Policy, or in contravention of any considerations of a possible Conflict of Interest.

8	Investment and Trading Restrictions

8.1	Holding Period

Employees are expected, during normal working hours, to devote their full time and attention to their responsibilities at RBC BlueBay UK. Excessive trading in an Employee Account suggests this expectation is not being met and will be addressed by the applicable Line Manager.

With this objective in mind, a thirty (30) calendar day holding period has been established for all Securities held in Employee Accounts. This holding period requirement applies to all Employee Accounts, whether they are maintained at a Permitted Firm or elsewhere. The holding period also applies to Securities that do not require pre-clearance.

The thirty (30) calendar day period begins from the date a trade is executed until the thirty (30) first day when the Employee is permitted to sell the Security. When an Employee adds to an existing position in a Security in an account, the holding period for subsequent sales of that Security will be measured on a “FIFO” (first in – first out) basis.

Exceptions may be granted to the holding period in cases of:

•	financial hardship or emergency, with pre-approval from Employee Compliance;

•

a significant unrealized (10% or more) market loss. However, please note that, with regard to RBC Securities or Restricted List Securities, no exception will be granted based solely on the fact that there has been a market loss of 10% or more. Furthermore, this exception does not apply to Speculative Trading which is prohibited; and

•

Employees who have received stock as part of a dividend reinvestment program or taken delivery of stock as part of a short put or a long call which expires in the money, may sell such stock ahead of the thirty (30) day holding period provided the Employee held the option for at least 30 days.

BlueBay Technology Users (Tokyo Office): Employees based in RBC BlueBay’s Tokyo office cannot sell a security within six (6) months of purchase of that security or buy a security within six (6) months of sale of that security. This six (6) month holding period will be monitored in the BlueBay Code of Ethics System.

8.2	Futures

Employee Accounts are permitted to buy and sell commodities futures, and futures or options on futures, provided that all transactions are pre-cleared. Such transactions are subject to the thirty (30) day holding period. The significant unrealised (10% or more) market loss exception from the thirty (30) day holding period is with respect to change in initial margin posted, not the value of the contract or underlying instrument.

8.3	Options and Derivatives

All Employees are prohibited from buying or selling options or other derivatives in respect of RBC Securities.

Employee Accounts are permitted to buy and sell call and put options, except that such accounts may not engage in naked option writing. Options transactions are subject to the same pre-approval and thirty (30) day holding period as other securities. The significant unrealised (10% or more) market loss exception from the thirty (30) day holding period requirement is measured by the percent change in the underlying Security, not the option premium. Employees are prohibited from opening a short-term options position, i.e., an option with less than thirty (30) calendar days until expiration date.

8.4	Short Sales

Short selling and other investment activities that include a high degree of financial risk are strongly discouraged by RBC BlueBay UK and may be subject to future review in the event of a regulatory inquiry.

Apart from the restriction on RBC Securities, Employee Accounts are permitted to engage in the short sales of securities. Such transactions are subject to the thirty (30) calendar day holding period requirements set forth in this Policy. Please note that short selling does not entitle an Employee to any holding period exemptions based on a significant loss in the value of the underlying Security. Employees are also reminded that short selling may be considered a Speculative Activity and to exercise caution when engaging in such transactions.

8.5	Order Placement

Employees are not permitted to place orders directly with market makers, floor brokers or institutional sales and trading personnel. All Securities Transactions must be executed through a broker, investment advisor or customary electronic channel (e.g., telephone or on-line access) used by ordinary retail investors.

Pre-clearance requests (including limit orders) should be limited to securities where the terms of the Securities Transaction are such that it is reasonable to assume the Securities Transaction will be executable within the pre-clearance timeframe (i.e. close of trading same day).

8.6	Investment Clubs

Membership of Investment Clubs is generally permissible however certain requirements, such as treating the Investment Club account as an Employee Account for the purposes of this Policy, will apply where you have beneficial ownership or decision-making authority within such a Club. Should you wish to join an Investment Club, or if you are a new joiner with an existing Investment Club membership, please speak to Employee Compliance.

8.7	Digital Assets (Cryptocurrency)

Buying and selling digital assets, converting government-run currencies into digital assets or sending or securing digital assets in a wallet does not require pre-clearance. Trading in Securities that derive returns based on the price of digital assets (e.g., Bitcoin trusts and ETFs) must be executed in an approved brokerage account and are subject to the other requirements set out in this Policy, including holding periods and pre-clearance where required. Please note the prohibition for Initial Coin Offerings (ICOs) below.

8.8	Royal Bank of Canada Securities

Employees are subject to the following rules when trading RBC Securities in Employee Accounts or RBC shares acquired via the Compensation plans:

•	Royal Bank of Canada shares may not be sold short;

•

All Managing Directors and above as well as designated Employees of RBC BlueBay UK Finance Groups are restricted to trading RBC Securities within a specific “open window” period following the public announcement of the Royal Bank of Canada’s quarterly earnings. The trading window opens on the third business day after the day on which quarterly earnings are announced and remains open for a period of thirty (30) calendar days. Trading window open and closed periods are published and disseminated at least annually. During the closed window period, sales, transfers or changes in contribution may not be made in compensation plans such as RESSOP, DSSP, WAP (USA), Share Incentive Plan (UK) and Asia Savings Plan (HK) accounts. Securities may be transferred between like accounts (for example, between registered accounts) at any time as long as the total number of securities owned (directly or beneficially) or controlled does not change. For greater certainty, trading window restrictions apply to trades or changes to the percentage of salary invested in RBC shares through share purchase plans (i.e. RESSOP), but do not include trades of investment grade debt issued by the Royal Bank of Canada;

•

All Employees of Royal Bank of Canada and its subsidiaries worldwide are prohibited from directly or indirectly, buying or selling a call or a put option in respect of Royal Bank of Canada securities or securities of any of its subsidiaries. Included in this category of calls or puts are “PEACs” (Payment Enhanced Convertible securities), “SPEC’s” (Special Equity Claim securities) and “LEAPs” (Long Term Equity Anticipation securities). This prohibition does not affect options in Royal Bank of Canada shares granted by RBC as part of an RBC compensation plan; and

•	All Securities Transactions in RBC Securities are subject to the general rules prohibiting the misuse of material information.

8.9	Personal Investment in RBC BlueBay UK Funds

8.9.1	General Restrictions

Outside of bonus deferral arrangements, Employees are generally not permitted to make any personal investment in fee-free share classes of RBC BlueBay UK funds. Such an investment would be deemed a benefit in kind which would have adverse tax consequences for both the Employee and RBC BlueBay UK (including additional social security costs, complex tax valuations, and increased tax reporting).

Employees (including former BlueBay Partners) may only invest in fee-free share classes at the point of a fund launch, provided there are no fee-paying investors.

Once an RBC BlueBay UK fund has fee-paying investors, Employees are only permitted to invest in fee-paying share classes that are offered on the same terms to external investors. Employees may be able to access lower fee-paying share classes if their investment meets the AUM levels required for a fee discount, similar to those offered to external investors in accordance with RBC BlueBay GAM UK’s internal fee schedule.

If you have any queries about personal investment in the RBC BlueBay UK funds please reach out to the Client Data team for further guidance.

8.9.2	RBC BlueBay Cayman and Delaware Funds

Pre-clearance is required if an Employee intends to make any direct personal investment in an open ended pooled fund organised and offered by RBC BlueBay UK in either a Cayman or Delaware open-ended vehicle (a “Covered Fund”). This must be requested via email to RBC BlueBay Compliance prior to initiating any such investment.

The preclearance requirement is to enable RBC BlueBay UK and RBC to comply with applicable requirements of section 13 of the US Bank Holding Company Act, more commonly known as the Volcker Rule. For specific funds sponsored by RBC BlueBay UK, including Covered Funds, the firm is required to ensure that only Employees directly providing services or certain ancillary services may invest in the fund.

If RBC BlueBay Compliance gives permission to invest in a Covered Fund hereunder, it is valid for thirty (30) business days after permission is given. After the thirty (30) business days has passed you should resubmit the application if you have not invested and still wish to do so.

Pre-clearance will not be required for:

•	Additional subscriptions to a Covered Fund for which permission has been given;

•	Redemptions from a Covered Fund;

•

Investments related to a bonus deferral arrangement as part of the Employee’s employment with RBC BlueBay UK. (Preclearance is required however for any personal investment decisions in Covered Funds once the original “locked in” period has ended.)

If you have any queries about the pre-clearance requirements, or which of the RBC BlueBay UK funds are defined as Covered Funds, please contact RBC BlueBay Compliance.

9 Prohibition on Certain Activities

The very essence of the financial services industry demands that we consistently maintain the highest possible standards of honest and ethical behaviour. Numerous laws, rules and regulations have been established to govern the operations of financial institutions. RBC companies and Employees are subject to, and are expected to comply with, the laws, rules and regulations of all countries in which they operate, as well as the expectations and requirements of our various regulators. These laws include, but are not limited to, banking laws, securities laws and regulations, laws prohibiting the corruption of foreign officials, laws designed to combat money laundering and terrorist financing, as well as lobbying and employment legislation.

In keeping with these expectations, all Employees are prohibited from engaging in Speculative Activities in their Employee Accounts and should not engage in any investment activities that involve a high degree of financial risk and / or that may materially impact their financial soundness.

9.1	Financial Spread Betting and CFD Trading

All financial spread betting and CFD trading is prohibited; all existing accounts must be closed prior to or immediately upon becoming an Employee.

9.2	Initial Public Offerings (“IPOs”) and New Issues

Employees are not permitted to subscribe for new issues or IPOs (including within Related Accounts over which the Employee has influence, trading authorisation or control). Exceptions may be permitted by Employee Compliance and the CCO of RBC BlueBay UK in limited situations, for instance:

•	in larger IPOs where there is a substantial public element;

•	where an Employee has a pre-existing private investment in the company or a Related Account is maintained by an individual employed by the subject company.

Any investment is subject to pre-clearance in accordance with section 7 – Pre-Clearance of Securities Transactions. In addition pre-clearance will also consider whether the investment could be construed as:

•	misappropriation of an investment opportunity that should be available to Clients;

•	a personal benefit for directing Client business or brokerage.

9.3 Digital Assets – Initial Coin Offerings (ICOs)

Employees are prohibited from participating in Initial Coin Offerings (ICOs) as ICOs can be interpreted as representing offerings of securities.

9.4	Trading While in Possession of Inside Information

No Employee or Related Person may buy or sell a Security of any issuer (or any related Security) when in possession of Inside Information relating to the issuer or the Security (or any related Security). These restrictions apply whether the Securities Transaction is for an Employee or a Related Account. It is an offence for an Employee to disclose Inside Information to another person, other than in the proper performance of their employment or duties

Any Employee who is unsure whether they are in possession of information that would preclude trading in a particular Security should contact RBC BlueBay Compliance for clarification. Employees are reminded that Insider Dealing is a criminal offence under Insider Dealing legislation in the UK which carries a penalty of imprisonment upon conviction.

Employees in possession of information which is or might be perceived to be Inside Information must not undertake themselves, or arrange, advise or encourage others to undertake, transactions in the securities of the relevant entities.

Should an Employee or RBC business unit acquire Inside Information about a Reporting Issuer then this will trigger certain reporting obligations to RBC BlueBay Compliance. Should this situation arise you should contact RBC BlueBay Compliance who will facilitate the appropriate disclosure of the relevant information and add the issuer to the Restricted List. Once the Employee becomes aware that the non-public information or event is in the public domain, RBC BlueBay Compliance should be notified so they may update the Restricted List accordingly.

Where a Conflict of Interest, real or perceived, may arise as a result of a trade in a Reporting Issuer, the name of the Reporting Issuer should be made known to RBC BlueBay Compliance, in accordance with the procedure set out above. At all times Employees of RBC BlueBay UK must comply with RBC BlueBay UK’s Inside Information Policy.

9.5	Restricted List Securities

Employees may not transact in securities/issuers that are on the Restricted List or RBC’s Global Restricted List. Further information regarding confidential, proprietary and/or Inside Information and information on the RBC Global Restricted List, please refer to the RBC Enterprise-Wide Policy on Inside Information and Information Barriers.

9.6	Client Orders

Information regarding client orders must be kept confidential. Confidential Information obtained directly or indirectly from a client (e.g., orders from a customer account), or any other internal or external source, may be used only for the specific business purpose or transaction for which it was given. Any other use without the permission of the client which originally entrusted RBC with the information is a misuse and may result in disciplinary action.

9.7	Front Running

An Employee who has prior or concurrent knowledge of an order for either an RBC proprietary account or client of the RBC or RBC BlueBay UK, must not enter an order for their Employee or Related Account that would precede or compete with such order. Likewise, such information must not be passed along to others.

Where RBC BlueBay UK has made a decision to deal for a Client, then an Employee must not deal the same way until the Client order or decision has been executed or cancelled.

9.8	Piggybacking

Having observed a pattern of successful trading by an RBC proprietary trading account or client of RBC or RBC BlueBay UK, an Employee must not “piggyback” by patterning trading in their Employee or Related Accounts after the RBC trading account or client account. Likewise, such information must not be passed along to others. Employees should not discuss their personal trading with clients.

10	Private Investments

The approval process described in this section must be adhered to by all Employees looking to make a new Private Investment, as well as by new Employees seeking approval for Private Investments made prior to joining RBC BlueBay UK. New Employees must disclose and obtain approval for pre-existing Private Investments within thirty (30) days of commencing employment with RBC BlueBay UK. The requirements in this section do not apply to Related Persons.

When submitting approval requests for new Private Investments and/or existing Private Investments (together “Requests”), Employees must include copies of all relevant supporting documentation (e.g. Subscription Agreement, Offering Memorandum, Limited Partnership Agreement etc.) with their Request.

Requests must be accurate, complete, and contain full details of the Private Investment. Incomplete Requests will be returned for completion prior to review. Employees should submit their Requests using MCO and allow sufficient time for the Request to be reviewed.

Approval will be granted on a case-by-case basis and only after consideration of all relevant factors, including, but not limited, to:

•	the nature of the Private Investment;

•	the nature of the Employee’s role and position within RBC BlueBay UK, and client relationships held, if applicable;

•	the possible effects on RBC’s and RBC BlueBay UK’s clients, business and reputation; and

•	any potential, perceived or actual conflicts of interest that could arise as a result of the Private Investment.

10.1	Requesting Approval: RBC GAM Technology Users

Employees who are RBC GAM Technology Users must submit Private Investment Requests to their Line Manager and Employee Compliance via MCO.

Employees will be notified via MCO once a final determination on their Request has been made. Employees must not make or instruct the requested Private Investment until they have received approval from Employee Compliance via MCO. Employee and RBC BlueBay Compliance will discuss options for divestment with new Employees if a pre-existing Private Investment is not approved.

Employees must submit a new Request and receive approval via MCO prior to making any additional investment.

10.2 Requesting Approval: Members of the GAM Canada Global Fixed Income and Currency Team Based in London

Members of the GAM Canada Global Fixed Income and Currency Team based in London are subject to dual pre-clearance from both Employee Compliance and GAM Canada Compliance. As such, Employee Compliance will forward any Private Investment Request received from these Employees to GAM Canada Compliance for final review before communicating the outcome. Requests should be made well in advance of the closure date.

10.3	Requesting Approval: BlueBay Technology Users

Employees who are BlueBay Technology Users are required to:

1.	Request approval from their Line Manager on email;

2.	If approval is granted, submit request for approval in the Code of Ethics System attaching the approval email.

Employees will receive an automated email notification from the Code of Ethics System once their Request has been approved or denied. Employees must not make or instruct the requested Private Investment until they have received approval. Employee and RBC BlueBay Compliance will discuss options for divestment with new Employees if a pre-existing Private Investment is not approved.

Employees must submit a new Request and receive approval prior to making any additional investment.

10.4	Employee Responsibilities

If the Private Investment is approved, the Employee is responsible for:

•	maintaining a clear separation between their role at RBC BlueBay UK and the Private Investment;

•	immediately notifying Employee Compliance of any material changes or any changes in the status of an Employee’s Private Investment, and if necessary, seek further guidance and/or approval;

•	adhering to all stipulated conditions where a conditional approval has been granted;

•	acknowledging that approvals may be reviewed periodically; and

•	acknowledging that approvals may be rescinded in the future if it is determined that the Employee’s Private Investment no longer aligns with the best interests of RBC BlueBay UK or RBC.

Line Managers have an ongoing obligation to supervise approved Private Investments and any related conditions imposed on the approval of such Private Investments.

10.5	Prohibited Activities

It is strictly prohibited for Employees to engage in any of the following with respect to a Private Investment:

•	investing in Loan-based peer-to-peer lending platforms;

•

conducting any securities related business involving the Entity offering the investment (such as trading, investment banking activities, research coverage and market-making) without the prior written consent of the Employee’s Line Manager/Supervisor and Employee Compliance;

•	commenting to a client on the Entity without prior written consent of Employee Compliance;

•	promoting the Entity’s products to other RBC Group Employees or contractors and/or RBC clients in their capacity as an Employee; and

•

involving any RBC client in the sale or execution of any stock options that may be acquired in connection with this Private Investment (for example, specifying which RBC client takes the other side of the trade).

11 Compliance Declarations and Certifications

11.1	RBC GAM Technology Users

Employees are required to complete the Annual Compliance Declaration (via Workday) and the Annual Disclosure Attestation (via MCO) within specified timeframes.

11.2	BlueBay Technology Users

Employees are required to complete the Annual Compliance Declaration (via Workday), and quarterly personal account dealing certifications in the Code of Ethics System within specified timeframes.

12 Cessation of Employment and Temporary Leave

All Employees who retire or leave RBC, as well as Employees who transfer to another role within RBC that does not require monitoring under the RBC Compliance policies, remain subject to the restrictions in law regarding insider trading and tipping off as well as those regarding confidentiality of information.

Employees on garden leave or income protection will continue to be monitored until their last day of employment. However, if the Employee does not have access to any RBC or RBC BlueBay UK systems, they are not required to pre-clear trades, adhere to the thirty (30) day holding period, and are not subject to the Restricted List.

Employees on short term leave (for example, sick leave or parental leave) must continue to adhere to this Policy where appropriate, unless in limited circumstances as determined by the Employee Compliance, RBC BlueBay Compliance and HR. Situations involving Employees on long term leave will be assessed by Employee Compliance and the RBC BlueBay UK CCO on a case-by-case basis.

13 Violations of this Policy

Any breach of this Policy must be promptly reported to the Employee’s Line Manager and Compliance,

Violations of this Policy may result in penalties ranging from cancellation of a trade and suspension of trading privileges to termination of employment. RBC and RBC BlueBay UK reserve the right to instruct the Employee to cancel (at their expense) a trade executed in a Securities Dealing Account maintained away from RBC or compel the repurchase at market prices of Securities improperly sold. Any loss from an impermissible trade will be charged to the Employee and any profits will be forfeited.

Generally, Employees can expect to receive instruction to reverse trades as soon as practicable, or ordinarily within one (1) trading day. However, there may be cases where for reasons beyond RBC and RBC BlueBay UK’s control, the Employee may be exposed to the market for longer periods. Accordingly, the financial consequences of violating this policy may be severe. In the event that RBC or RBC BlueBay UK determines that a Securities Transaction was executed based upon confidential, proprietary or material non-public information, appropriate disciplinary action will be taken against the Employee and, if appropriate, legal or regulatory authorities will be notified.

14 Monitoring For Effectiveness and/or Reporting Requirements

RBC Compliance has established a Regulatory Compliance Management (RCM) program which enables a risk based monitoring and testing approach. The RCM program requires that monitoring and testing programs must be adequately documented and include both the roles and responsibilities related to monitoring and testing program and the results of monitoring and testing. For more details on the RCM program related to this Policy, refer to the RCM Control Standards for Regulatory Compliance.

15 Roles and Responsibilities

1st Line of Defence – Front Office Management Branch and Divisional Managers, Department and Division Heads and their designated supervisory persons are responsible for implementing, maintaining and enforcing this Policy and procedures in their respective branches, divisions and departments.

2nd Line of Defence – Employee Compliance and RBC BlueBay Compliance are responsible for maintaining and updating this Policy, and for working with management to coordinate education and training with respect to items contained in the Policy.

16 Exempt Individuals

Certain RBC BlueBay UK officers and/or directors (“RBC Executives”) may not be RBC BlueBay UK Employees and serve in such roles solely at the request of RBC or its affiliates. If all of the following conditions apply, such RBC Executives shall be exempt from this Policy and will be asked to provide an annual certification of the facts giving rise to their exempt status.

Exempt individuals must be individuals who:

•	have no day to day involvement with RBC BlueBay UK;

•	do not predominantly use RBC BlueBay UK premises as their workplace;

•	do not make securities recommendations to Clients or have access to such recommendations that are non-public;

•	do not have access to non-public information regarding any Clients’ purchase or sale of securities;

•	do not have access to non-public information regarding the portfolio holdings of any Client account; and

•	are subject to other applicable similar policies, including enterprise-wide policies related to trading RBC securities.

17 Policy Exceptions

Policy exceptions related to Employee and Related Accounts at Permitted Firms, and the Holding Period restriction are detailed in the corresponding sections of the Policy.

Exceptions to any of other components of this Policy should be requested only in the most unusual and compelling circumstances and may be granted only with the consent of the Employee’s Line Manager and Compliance.

18 Record Keeping

Records are required to be maintained by the RBC Compliance function for seven (7) years:

•	All transactions and holdings reports as required in accordance with this Policy;

•	All pre-clearance requests and the associated approvals/denials, including documentation of the reasons for the approval/denial;

•	A copy of this Policy and other relevant RBC BlueBay policies listed in section 4 currently in effect and any that have been in effect within the past seven years;

•	A record of any violation of this Policy and of any action taken as a result of the violation;

•	All written Acknowledgements of this Policy for each person who is currently, or within the past seven years was, an Employee;

•	A list of persons who are currently, or within the past seven years were considered “Access Persons” under US legislation.

19 Changes to this Policy

Any material change to this Policy must be disclosed in full to any Client who is an Investment Company under the US Investment Company Act of 1940 promptly, so that Client is able to approve the change in accordance with US regulations.

19.1 Reporting Pursuant to Rule 17j-1 of the Investment Company Act of 1940, as Amended

On a quarterly and annual basis RBC BlueBay UK provides required reports to the Board of Trustees of any registered investment company for which it serves as investment adviser or sub-adviser.

20 Definitions

Access Person

Any employee, director, or officer of RBC BlueBay UK; and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

Note: RBC BlueBay UK considers all of its Employees to be Access Persons, with certain exceptions for individuals who a) do not carry out functions contributing directly to the day-to-day investment advisory business and b) have as their primary place of work an area separated from RBC BlueBay UK’s investment advisory business to such an extent that they are not reasonably likely to receive inside information regarding purchases or sales of securities, security recommendations or portfolio holdings. In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of non-public information regarding securities transactions, recommendations and/or holdings in any Client’s account, this will always include any Institutional Portfolio Manager who wishes to attend the Investment/Team Meetings of any of RBC BlueBay UK’s Investment Teams.

Automatic Investment Plan	A programme in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Bitcoin	A type of Crypto-Currency and payment system that uses digitally created and traded tokens to which value is assigned against other world currencies.

BlueBay Technology User	An Employee who predominantly uses BlueBay’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance.)

CCO	Chief Compliance Officer for RBC BlueBay UK

Client	Any person or entity RBC BlueBay UK serves as investment manager or adviser, sub-adviser or an equivalent role. Where RBC BlueBay UK is the investment manager or adviser to a fund or collective interest, the fund or collective interest – not any underlying investor – is RBC BlueBay UK’s client.

Conflict of Interest	A situation in which the interests of RBC or RBC BlueBay UK, including its managers, Employees and appointed representatives, or any person directly or indirectly linked to them by control, and the interests of the Client do not align, or where the interests of one Client do not align with the interests of another Client.

Crypto-Currency	A medium of exchange using cryptography to secure transactions and control the creation of additional units of currency. This type of ‘currency’ is considered de-centralised electronic money due to its non-issuance by a nation state/group of states though has similar characteristics and has recently become acceptable forms of exchange in a range of retail outlets globally.

Digital Wallet	An electronic device, system or online service that securely stores users’ payment information and passwords for numerous payment methods and websites and allows individuals to make electronic transactions.

Discretionary Account

•  An account where an Employee formally grants continuing investment discretion to an investment advisor, portfolio manager or a trust department of a commercial bank or other trust company.

•  In a Discretionary Account, the owner of the investments may establish the basic investment parameters (e.g. setting the risk profile of the account) but gives blanket authority to the investment advisor or portfolio manager to trade in securities on his/her behalf without prior input or approval of individual transactions.

•  Discretionary Accounts include Automatic Investment Plans.

Employee

Any person who works for, or otherwise represents the entities within scope of this document, and includes:

•  an officer, director, non-executive director or employee within the entity;

•  consultants, contractors, part-time employees, or agents of the entity; and

•  any other person involved in making securities recommendations to Clients or who has access to non-public information regarding (i) purchases or sales of securities, (ii) Security recommendations or (iii) portfolio holdings.

Employee Account

Any Securities Dealing Account (defined below) in the Employee’s name or in which the Employee has a beneficial or controlling interest including:

•   personal accounts;

•   personal holding companies; (limited companies and limited liability partnerships)

•   trusts where the Employee is a settlor, trustee or beneficiary and estates where the Employee is an executor or beneficiary;

•   joint accounts or investment clubs in which the Employee is a participant or advisor; and

•   any other account for which the Employee has trading authorisation, investment influence, or otherwise exercises control, or in which the Employee has any beneficial interest.

Employee Compliance	RBC’s Employee Compliance department contactable at regulatory@rbccm.com

Fund	A collective undertaking that complies with the conditions necessary to enjoy the rights conferred by the UCITS Directive or is subject to supervision under the law of an EEA State which requires an equivalent level of risk spreading in their assets.

Global Grade (GG)	The HR Global Grade, formerly Position Level (PL)

Initial Public Offering (“IPO”)	An issue of new securities by an entity to the investing public for the first time.

Inside Information

Information which

•   is not generally available to investors;

•   indicates circumstances that exist or may reasonably be expected to come into existence or an event that has occurred or may reasonably be expected to occur; and

•   there is a significant chance that a reasonable investor (1) would consider it important in determining whether to buy, sell or hold a company’s securities, (2) would view it as altering the total mix of information available or (3) the disclosure of the information would reasonably certain to have a substantial effect on the market price of the Security.

Insider Dealing

The criminal offence of acting with information that is not freely available to others in the market. An individual who has information as an Insider is guilty of a criminal and/or civil offence if they

•   deal;

•   encourage another person to deal; or

•   disclose information to another for purposes other than required by their employment, in price-affected securities admitted for trading on a regulated market or through a professional intermediary.

ISA	An Individual Savings Account, a type of savings account under UK legislation benefitting from certain tax advantages.

Loan-based, peer-to-peer lending	Lending money to individuals or businesses in the hope of a financial return, such as interest payments.

MyComplianceOffice (MCO):	On 13th December 2021, RBC deployed a new Employee conflict management tool MyComplianceOfficer (‘MCO’). With modernised technology solutions, MCO allows Employees to manage their personal trading accounts and private investment within the tool including disclosing new/existing trading accounts, and raising trade requests etc.

Permitted Firms	• AJ Bell

• Barclays

• Charles Stanley

• Fidelity International

• Hargreaves Lansdown

• Interactive Brokers

• Interactive Investors

• RBC Direct Investing

• RBC Dominion Securities

Policy	A set of broad goals, rules or principles outlining boundaries within which employees must act, without dictating a detailed course of action. To be considered binding on applicable employees.

Private Investment	Includes any investment in securities of any issuer that is not issued pursuant to a prospectus or is not traded on a securities market such as a stock exchange, automated quotation system or over-the-counter market, and includes:

• any securities obtained by prospectus exemption, including tax sheltered private investments;

• equity positions within non-public companies;

• hedge funds;

• limited partnership investments or closely held corporations;

• income producing real estate investments;

• private investment opportunities offered by RBC or a previous employer;

• new offerings of unregistered securities; and

•   investments (including loan investments) in a private company (including family businesses, restaurants, consulting companies, investment-based crowd funding entities, start-up companies etc.), and any clubs or groups which arrange for investment or other capital-raising in private companies.

Procedure	Documented processes and actions to be followed to implement a policy, to perform a function or to accomplish an objective.

RBC BlueBay Compliance	RBC BlueBay UK’s Compliance Team

RBC BlueBay UK	RBC Global Asset Management (UK) Limited and BlueBay Asset Management LLP

RBC Funds	Open-ended mutual funds and closed-ended investment products managed by RBC BlueBay UK or another RBC entity.

RBC GAM Technology User	An Employee who predominantly uses RBC GAM’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance.)

RBC Securities	Includes all forms of shares and debt obligations issued by RBC including but not limited to common shares, preferred shares, bonds, notes, debentures, convertibles, options, rights, warrants, issuer derivatives such as Share Appreciation Rights or common shares granted under the RBC Deferred Share Program or securities of Split Share Corporations created to hold Royal Bank of Canada shares.

Related Account

Any Securities Dealing Account (1) in the name of any Related Person of the Employee; or (2) in which any Related Person of the Employee has a beneficial or controlling interest, including personal holding companies, joint dealing accounts, trusts, estates or other trading accounts in which they have dealing authorisation, investment influence, exercise control or are beneficiaries.

Where a Related Account is also an Employee Account (for example, joint accounts), it shall be considered to be an Employee Account for the purposes of this Policy.

Related Person	Such persons include but are not limited to:

• an Employee’s spouse;

• an Employee’s domestic partner;

• an Employee’s dependent children/stepchildren;

• any other person living in the Employee’s household for whom the Employee provides material financial support; and

•   Any other person whose relationship with you is such that you have, or could be seen to have, a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade.

Securities Dealing Account	An account held at a stockbroker, investment advisor, bank or other entity in which Securities, commodities or futures may be purchased or sold. Securities Dealing Accounts do not include money market accounts, term deposit and other deposit accounts, Fund accounts held directly with a fund manager (except where an RBC entity, the Employee or a relevant Related Person is involved in the management thereof), non self-directed SIPP accounts, automatic dividend reinvestment programs or bank current or savings accounts.

Securities Transaction	The purchase, sale, transfer, conversion, exercise or change in investment allocation of any Security or Securities.

Security	Includes, in general terms, a long or a short position in any equity, equity derivative, or equity- related Security, e.g. options, warrants, convertible bonds, and preferred stock, corporate debt (including investment grade), corporate emerging market debt securities, master limited partnerships, foreign exchange options or exchange traded funds, e.g., communications, healthcare, oil and gas, and financials, listed Real Estate Investment Trusts, and structured products, e.g., equity-linked notes, debt-linked notes, and commodity-linked notes and, for the avoidance of doubt, includes any instrument within the definition of Security in the Investment Advisers Act of 1940, and “designated investment” under FCA COBS 11.7, but does not include Funds except where an RBC entity, the Employee or a relevant Related Person is involved in the management thereof.

SIPP	A Self-Invested Personal Pension, a type of pension savings account under UK legislation benefitting from certain tax advantages.

Speculative Activities	Defined as speculation involving trading a financial instrument involving a high risk of loss, accompanied by the hope of significant returns: examples would include, but are not limited to, buying or selling highly leveraged products such as financial spread bets or contracts for difference or writing naked options. The motive is to take maximum advantage from fluctuations in the market. This type of activity is prevalent in markets where price movements of securities are highly frequent and volatile.

21	Approval, Responsibility and Review Schedule

Responsibility for this Policy:	Employee Compliance

Policy Review and Approvals:

Review Cycle:	Annual

Next Review Due:	April 2024

Approved By:	Head of Employee Compliance and CCO for RBC BlueBay UK

Approval Date:	April 2023

End of Document

This document is issued by RBC Global Asset Management (UK) Limited (authorised and regulated by the UK Financial Conduct Authority (FCA), registered with the US Securities and Exchange Commission (SEC) and a member of the National Futures Association (NFA) as authorised by the US Commodity Futures Trading Commission (CFTC)).

This document is proprietary information of RBC Global Asset Management (UK) Limited and Royal Bank of Canada (collectively referred to as “RBC”) and no part of this document may be reproduced, redistributed or passed on, directly or indirectly, to any other person, or published for any purpose without the prior written consent of RBC.

The information contained in this document is solely for informational purposes. Any opinions expressed in this document are not intended to be, and should not be interpreted as, a recommendation of any particular security, strategy or investment product. Unless otherwise indicated, all information and opinions herein are as of the date of this document. All information and opinions herein are subject to change without notice.

The information contained in this document has been compiled by RBC and/or its affiliates from sources believed to be reliable, but no representation or warranty, express or implied is made to its accuracy, completeness or correctness. This document should not be construed as tax or legal advice.

Copyright 2023 © RBC BlueBay. RBC Global Asset Management (RBC GAM) is the asset management division of Royal Bank of Canada which includes RBC Global Asset Management (U.S.) Inc. (RBC GAM-US), RBC Global Asset Management Inc., RBC Global Asset Management (UK) Limited and RBC Global Asset Management (Asia) Limited, which are separate, but affiliated corporate entities. ® / Registered trademark(s) of Royal Bank of Canada and BlueBay Asset Management (Services) Ltd. Used under licence. BlueBay Funds Management Company S.A., registered office 4, Boulevard Royal L-2449 Luxembourg, company registered in Luxembourg number B88445. RBC Global Asset Management (UK) Limited, registered office 77 Grosvenor Street, London W1K 3JR, registered in England and Wales number 03647343. All rights reserved.